       As filed with the Securities and Exchange Commission on November 20, 2001
                                                     Registration No. 333 - ____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-4
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                TOYS "R" US, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                               5945                                22-3260693
   (State or other jurisdiction of       (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                             -----------------------

                                TOYS "R" US, INC.
                                  461 From Road
                            Paramus, New Jersey 07652
                                 (201) 262-7800
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                             -----------------------

                            Christopher K. Kay, Esq.
                                TOYS "R" US, INC.
                                  461 From Road
                            Paramus, New Jersey 07652
                                 (201) 262-7800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                                 With copies to:

                              Jeremy Dickens, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119
                                 (212) 310-8000

                             -----------------------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                        CALCULATION OF REGISTRATION FEE
===================================== =============== =================== ====================== ==================
                                                       Proposed Maximum     Proposed Maximum
       Title of Each Class of           Amount to       Offering Price          Aggregate            Amount of
    Securities to be Registered       be Registered      Per Unit (1)      Offering Price (1)    Registration Fee
------------------------------------- --------------- ------------------- ---------------------- ------------------

6.875% Notes Due 2006                  $250,000,000          100%             $250,000,000            $62,500
===================================== =============== =================== ====================== ==================

7.625% Notes Due 2011                  $500,000,000          100%             $500,000,000           $125,000
===================================== =============== =================== ====================== ==================

Total                                  $750,000,000                                                  $187,500
===================================== =============== =================== ====================== ==================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2001

PROSPECTUS
                                  $750,000,000

                                Toys "R" Us, Inc.

                    Offer to Exchange all of the outstanding
                       $250,000,000 6.875% Notes due 2006

                                       FOR

                       $250,000,000 6.875% Notes due 2006
                  Registered Under The Securities Act of 1933,

                                       AND

                    Offer to Exchange all of the outstanding
                       $500,000,000 7.625% Notes due 2011

                                       FOR

                       $500,000,000 7.625% Notes due 2011
                   Registered Under The Securities Act of 1933

                                  ------------


         We are offering to exchange each series of our outstanding notes described above for the new, registered notes described above. The terms of each series of the new notes are identical in all material respects to the terms of the series of outstanding notes to be exchanged, except for certain transfer restrictions, registrations rights and additional interest payment provisions relating to the outstanding notes. In this document we refer to the outstanding notes as the "old notes" and our new notes as the "registered notes."

MATERIAL TERMS OF THE EXCHANGE OFFER

o        Expires at 5:00 p.m., New York City time, on                 , 2001,
         unless extended.

o The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

o All old notes that are validly tendered and not validly withdrawn will be exchanged.

o Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

o        We will not receive any cash proceeds from the exchange offer.

                               ------------------

         Consider carefully the "Risk Factors" beginning on page 11 of this prospectus.

                                -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                      The date of this prospectus is , 2001

                                TABLE OF CONTENTS

                                                                            Page

Forward-Looking Statements....................................................ii
Where You Can Find More Information...........................................ii
Incorporation of Certain Documents By Reference..............................iii
Prospectus Summary.............................................................1
Risk Factors..................................................................11
The Exchange Offer............................................................12
Capitalization................................................................22
Selected Consolidated Financial Data..........................................23

                                                                            Page

Business......................................................................24
Management....................................................................28
Description of the Registered Notes...........................................31
Material Federal Income Tax Considerations....................................39
Plan of Distribution..........................................................40
Legal Matters.................................................................41
Experts.......................................................................41

         Toys "R" Us, Inc. is a Delaware corporation. Our principal executive offices are located at 461 From Road, Paramus, New Jersey 07652, and our telephone number at that address is (201) 262-7800. Our world wide web site address is http://www.toysrus.com. The information in our website is not part of this prospectus.

         In this prospectus, "Toys "R" Us," "Company," "we," "us" and "our" refer to Toys "R" Us, Inc. and its subsidiaries, unless the context requires otherwise. However, for purposes of the section entitled "Description of the Registered Notes," whenever we refer to "Toys "R" Us" or to "us," or use the terms "we" or "our," we are referring only to Toys "R" Us, Inc. and not to any of our subsidiaries. References to the "notes" means both the old notes and the registered notes, unless the context otherwise requires.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

                        Notice to New Hampshire Residents

         Neither the fact that a registration statement or an application for a license has been filed under chapter 421-B of the New Hampshire Uniform Securities Act with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents that we incorporate by reference contain certain statements that are, or may be considered to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We generally indicate these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," "foresee" and similar words or phrases. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, and future performance. All of these forward-looking statements are subject to risks, uncertainties and assumptions, which we describe in this prospectus or in the documents we incorporate by reference. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus or the relevant incorporated document are made only as of the date of this prospectus or the relevant incorporated document, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference room. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We will provide you without charge a copy of the notes, the indenture governing the notes, the related registration rights agreement and other material agreements that we summarize in this prospectus. You may request copies of these documents by contacting us at: Toys "R" Us, Inc., 461 From Road, Paramus, NJ 07652, Attention: Louis Lipschitz, Executive Vice President -- Chief Financial Officer.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference in this prospectus the documents we file with the Commission. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934:

         o  Annual Report on Form 10-K for the year ended February 3, 2001;

         o  Quarterly Report on Form 10-Q for the quarter ended August 4, 2001;

         o  Quarterly Report on Form 10-Q for the quarter ended May 5, 2001;

         o  Current Report on Form 8-K as filed on July 13, 2001;

         o  Current Report on Form 8-K as filed on July 24, 2001;

         o  Proxy Statement on Schedule 14A as filed on April 30, 2001; and

         o all documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering pursuant to this prospectus (other than Current Reports furnished under Item 9 of Form 8-K).

         Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of these filings at no cost by writing to Louis Lipschitz, Executive Vice President -- Chief Financial Officer, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, or telephoning us at (201) 262-7800.

                               PROSPECTUS SUMMARY

         This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes included in this prospectus and incorporated by reference herein, before making an investment decision.

                                Toys "R" Us, Inc.

         We are one of the world's leading retailers of toys, children's apparel and baby needs. As of February 3, 2001, we operated 1,581 retail stores consisting of 1,090 United States locations with 710 toy stores under the name "Toys "R" Us," 198 children's clothing stores under the name "Kids "R" Us," 145 infant-toddler stores under the name "Babies "R" Us" and 37 educational specialty stores under the name "Imaginarium." Internationally, we operated 491 toy stores, including franchised and licensed stores, under the name "Toys "R" Us." We also sell merchandise through our Internet sites at www.toysrus.com, www.babiesrus.com and www.imaginarium.com, and through mail order catalogues.

         We seek to provide a superior shopping experience by focusing on several key strategies: content differentiation, improved guest service, enhanced presentation, maintenance of consistent in-stock inventory levels and creation of an atmosphere where it is fun to shop for both children and adults. We differentiate ourselves and our "core merchandise content" (our top 1,500 selling items) from our competitors by offering our guests the best selection of merchandise, including our exclusive products. For example, we have developed a proprietary brand of plush animals sold under the brand "Animal Alley." We also offer our private label, first quality children's clothing--New Legends, Little Legends and Miniwear Classics--in our Kids "R" Us stores.

         In addition, over the past year we have announced exclusive branded product agreements with Animal Planet, Home Depot, Scholastic and OshKosh B'Gosh, enabling us to offer our guests exceptional products they will not find anywhere else. We further seek to enhance our merchandise by pursuing vendor alliances for optimal product placement in our stores and by entering into cross promotional programs. For example, together with Universal Studios Consumer Products Group and Amblin Entertainment, we announced a three-year merchandise program to support the 20th anniversary of Steven Spielberg's E.T., The Extra Terrestrial, and Universal's re-release of the film in 2002. We intend to develop a full range of exclusive E.T. products across all of our divisions that we plan to launch worldwide.

         We continually strengthen our core merchandising content to allow consistent comparable store for store sales performance and to lessen the dependence on "hot" merchandise items to drive our sales. By focusing on our core merchandise, we believe we will maintain strong relationships with our vendors by allowing them to better plan production and meet agreed upon delivery timetables. We believe this will ensure a sufficient supply of core merchandise items and allow us to satisfy our consumer's demand for these items.

         We seek to create an atmosphere where it is fun to shop for both children and adults. We attempt to create this environment through enhanced presentation in our stores and by elevating the standards of our staff training to include product knowledge and selling skills. We recently launched a strategic initiative to convert existing Toys "R" Us stores into a new customer-focused "Mission Possible" format. This format is intended to present our merchandise in a more dynamic selling environment and make our stores more "shopper friendly."

         We are committed to offering our shoppers even greater convenience by enhancing our online retailing services. On August 9, 2000, Toysrus.com entered into a 10-year strategic alliance with Amazon.com to create a co-branded toy and video game on-line store, which we launched on September 14, 2000. We also launched a co-branded on-line baby products store in May 2001. This alliance combines Toysrus.com's merchandising expertise and trusted brand name with Amazon.com's world-class web site operations, online customer service and reliable fulfillment.

         We believe that our warehouse/distribution system and our ownership of a majority of the trucks we use to distribute our merchandise provides us maximum efficiency and flexibility to maintain our stores' inventory levels. We utilize a computerized inventory system, which enables us to constantly monitor the current activity and inventory in each region and in each store. This system permits us to allocate merchandise to stores and keep them adequately stocked. Furthermore, we have accelerated the implementation of our major initiative to improve our supply chain management, which is aimed at optimizing our inventory assortment and presentation. We are also expanding our automated replenishment system to maximize inventory turnover.

         Our distribution centers employ warehouse management systems, radio frequency technology and material handling equipment that help to minimize overall inventory levels and distribution costs while maintaining optimal in-stock inventory positions at the store level. We intend to enhance our warehouse systems to allow distribution centers to service more stores than they presently do, which we believe will enable us to distribute merchandise more efficiently. Our distribution centers perform product processing and ticketing activities to improve labor efficiency and to allow store employees to concentrate on guest service and store presentation.

         For the year ended February 3, 2001, we had total enterprise sales of $12.8 billion and net earnings of $404 million. As of February 3, 2001, we had total assets of approximately $8 billion.

                   Summary of the Terms of the Exchange Offer

         On July 24, 2001, we issued in a private placement $250.0 million in aggregate principal amount of our 6.875% notes due 2006 and $500.0 million in aggregate principal amount of our 7.625% notes due 2011, which we collectively refer to in this prospectus as the "old notes." We refer to this private placement in this prospectus as the "original note offering." We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights
     Agreement.........................    You are entitled under the
                                           registration rights agreement to
                                           exchange your old notes for
                                           registered notes with substantially
                                           identical terms. The exchange offer
                                           is intended to satisfy these rights.
                                           After the exchange offer is complete,
                                           except as set forth in the next
                                           paragraph, you will no longer be
                                           entitled to any exchange or
                                           registration rights with respect to
                                           your old notes.

                                           The registration rights agreement
                                           requires us to file a registration
                                           statement for a continuous offering
                                           in accordance with Rule 415 under the
                                           Securities Act for your benefit if
                                           you would not receive freely
                                           tradeable registered notes in the
                                           exchange offer or you are ineligible
                                           to participate in the exchange offer
                                           and indicate that you wish to have
                                           your old notes registered under the
                                           Securities Act. See "The Exchange
                                           Offer--Procedures for Tendering."

The Exchange Offer.....................    We are offering to exchange:

                                           o    $1,000 principal amount of
                                                6.875% notes due 2006, which
                                                have been registered under the
                                                Securities Act, for each $1,000
                                                principal amount of our
                                                unregistered 6.875% notes due
                                                2006 that were issued in the
                                                original note offering; and

                                           o    $1,000 principal amount of
                                                7.625% notes due 2011, which
                                                have been registered under the
                                                Securities Act, for each $1,000
                                                principal amount of our
                                                unregistered 7.625% notes due
                                                2011 that were issued in the
                                                original note offering.

                                           In order to be exchanged, an old note
                                           must be properly tendered and
                                           accepted. All old notes that are
                                           validly tendered and not validly
                                           withdrawn will be exchanged.

                                           As of this date, there are $250.0
                                           million aggregate principal amount of
                                           6.875% notes due 2006 outstanding and
                                           $500.0 million aggregate principal
                                           amount of 7.625% notes due 2011
                                           outstanding.

                                           We will issue the registered notes
                                           promptly after the expiration of the
                                           exchange offer.
Resales of the Registered
     Notes.............................    We believe that registered notes to
                                           be issued in the exchange offer may
                                           be offered for resale, resold and
                                           otherwise transferred by you without
                                           compliance with the registration and
                                           prospectus delivery provisions of the
                                           Securities Act if you meet the
                                           following conditions:

                                                 (1)   the registered notes are
                                                       acquired by you in the
                                                       ordinary course of your
                                                       business;

                                                 (2)   you are not engaging in
                                                       and do not intend to
                                                       engage in a distribution
                                                       of the registered notes;

                                                 (3)   you do not have an
                                                       arrangement or
                                                       understanding with any
                                                       person to participate in
                                                       the distribution of the
                                                       registered notes; and

                                                 (4)   you are not an affiliate
                                                       of ours, as that term is
                                                       defined in Rule 405 under
                                                       the Securities Act.

                                           Our belief is based on
                                           interpretations by the staff of the
                                           Commission, as set forth on no-action
                                           letters issued to third parties
                                           unrelated to us. The staff has not
                                           considered this exchange offer in the
                                           context of a no-action letter, and we
                                           cannot assure you that the staff
                                           would make a similar determination
                                           with respect to this exchange offer.


                                           If you do not meet the above
                                           conditions, you may incur liability
                                           under the Securities Act if you
                                           transfer any registered note without
                                           delivering a prospectus meeting the
                                           requirements of the Securities Act.
                                           We do not assume or indemnify you
                                           against that liability.

                                           Each broker-dealer that is issued
                                           registered notes in the exchange
                                           offer for its own account in exchange
                                           for old notes which were acquired by
                                           that broker-dealer as a result of
                                           market-making activities or other
                                           trading activities must agree to
                                           deliver a prospectus meeting the
                                           requirements of the Securities Act in
                                           connection with any resales of the
                                           registered notes. A broker-dealer may
                                           use this prospectus for an offer to
                                           resell or to otherwise transfer these
                                           registered notes.

Expiration Date........................    The exchange offer will expire at
                                           5:00 p.m., New York City time, on
                                                          , 2001, unless we
                                           decide to extend the exchange offer.
                                           We do not intend to extend the
                                           exchange offer, although we reserve
                                           the right to do so. If we determine
                                           to extend the exchange offer, we do
                                           not intend to extend it beyond
                                           February 19, 2002.

Conditions to the Exchange Offer.......    The only conditions to completing the
                                           exchange offer are that the exchange
                                           offer not violate applicable law or
                                           any applicable interpretation of the
                                           staff of the Commission and no
                                           injunction, order or decree has been
                                           issued which would prohibit, prevent
                                           or materially impair our ability to
                                           proceed with the exchange offer. See
                                           "The Exchange Offer--Conditions."

Procedures for Tendering Old Notes Held
     in the Form of Book-Entry
     Interests.........................    The old notes were issued as global
                                           securities in fully registered form
                                           without coupons. Beneficial interests
                                           in the old notes which are held by
                                           direct or indirect participants in
                                           The Depository Trust Company are
                                           shown on, and transfers of the old
                                           notes can be made only through,
                                           records maintained in book-entry form
                                           by DTC with respect to its
                                           participants.

                                           If you are a holder of an old note
                                           held in the form of a book-entry
                                           interest and you wish to tender your
                                           old note for exchange pursuant to the
                                           exchange offer, you must transmit to
                                           The Bank of New York, as exchange
                                           agent, on or prior to the expiration
                                           of the exchange offer either:

                                                 o     a written or facsimile
                                                       copy of a properly
                                                       completed and executed
                                                       letter of transmittal and
                                                       all other required
                                                       documents to the address
                                                       set forth on the cover
                                                       page of the letter of
                                                       transmittal; or

                                                 o     a computer-generated
                                                       message transmitted by
                                                       means of DTC's Automated
                                                       Tender Offer Program
                                                       system and forming a part
                                                       of a confirmation of
                                                       book-entry transfer in
                                                       which you acknowledge and
                                                       agree to be bound by the
                                                       terms of the letter of
                                                       transmittal.

                                           The exchange agent must also receive
                                           on or prior to the expiration of the
                                           exchange offer either:

                                                 o     a timely confirmation of
                                                       book-entry transfer of
                                                       your old notes into the
                                                       exchange agent's account
                                                       at DTC, in accordance
                                                       with the procedure for
                                                       book-entry transfers
                                                       described in this
                                                       prospectus under the
                                                       heading "The Exchange
                                                       Offer--Book-Entry
                                                       Transfer," or

                                                 o     the documents necessary
                                                       for compliance with the
                                                       guaranteed delivery
                                                       procedures described
                                                       below.

                                           A letter of transmittal accompanies
                                           this prospectus. By executing the
                                           letter of transmittal or delivering a
                                           computer-generated message through
                                           DTC's Automated Tender Offer Program
                                           system, you will represent to us
                                           that, among other things:

                                                 o     the registered notes to
                                                       be acquired by you in the
                                                       exchange offer are being
                                                       acquired in the ordinary
                                                       course of your business;

                                                 o     you are not engaging in
                                                       and do not intend to
                                                       engage in a distribution
                                                       of the registered notes;

                                                 o     you do not have an
                                                       arrangement or
                                                       understanding with any
                                                       person to participate in
                                                       the distribution of the
                                                       registered notes; and

                                                 o     you are not our
                                                       affiliate.

Procedures for Tendering Certificated
     Old Notes.........................    If you are a holder of book-entry
                                           interests in the old notes, you are
                                           entitled to receive, in limited
                                           circumstances, in exchange for your
                                           book-entry interests, certificated
                                           notes which are in equal principal
                                           amounts to your book-entry interests.
                                           See "Description of the Registered
                                           Notes--Form of Registered Notes." No
                                           certificated notes are issued and
                                           outstanding as of the date of this
                                           prospectus. If you acquire
                                           certificated old notes prior to the
                                           expiration of the exchange offer, you
                                           must tender your certificated old
                                           notes in accordance with the
                                           procedures described in this
                                           prospectus under the heading "The
                                           Exchange Offer--Procedures for
                                           Tendering--Certificated Old Notes."

Special Procedures for
     Beneficial Owners.................    If you are the beneficial owner of
                                           old notes and they are registered in
                                           the name of a broker, dealer,
                                           commercial bank, trust company or
                                           other nominee, and you wish to tender
                                           your old notes, you should promptly
                                           contact the person in whose name your
                                           old notes are registered and instruct
                                           that person to tender on your behalf.
                                           If you wish to tender on your own
                                           behalf, you must, prior to completing
                                           and executing the letter of
                                           transmittal and delivering your old
                                           notes, either make appropriate
                                           arrangements to register ownership of
                                           the old notes in your name or obtain
                                           a properly completed bond power from
                                           the person in whose name your old
                                           notes are registered. The transfer of
                                           registered ownership may take
                                           considerable time. See "The Exchange
                                           Offer--Procedures for
                                           Tendering--Procedures Applicable to
                                           All Holders."

Guaranteed Delivery
     Procedures........................    If you wish to tender your old notes
                                           and:

                                                 (1) they are not immediately
                                                     available;

                                                 (2) time will not permit your
                                                     old notes or other required
                                                     documents to reach the
                                                     exchange agent before the
                                                     expiration of the exchange
                                                     offer; or

                                                 (3) you cannot complete the
                                                     procedure for book-entry
                                                     transfer on a timely basis,

                                           you may tender your old notes in
                                           accordance with the guaranteed
                                           delivery procedures set forth in "The
                                           Exchange Offer--Procedures for
                                           Tendering--Guaranteed Delivery
                                           Procedures."

Acceptance of Old Notes and Delivery of
     Registered Notes..................    Except under the circumstances
                                           described above under "Conditions to
                                           the Exchange Offer," we will accept
                                           for exchange any and all old notes
                                           which are properly tendered in the
                                           exchange offer prior to 5:00 p.m.,
                                           New York City time, on the expiration
                                           date. The registered notes to be
                                           issued to you in the exchange offer
                                           will be delivered promptly following
                                           the expiration date. See "The
                                           Exchange Offer--Terms of the Exchange
                                           Offer."

Withdrawal.............................    You may withdraw the tender of your
                                           old notes at any time prior to 5:00
                                           p.m., New York City time, on the
                                           expiration date. We will return to
                                           you any old notes not accepted for
                                           exchange for any reason without
                                           expense to you as promptly as we can
                                           after the expiration or termination
                                           of the exchange offer.

Exchange Agent.........................    The Bank of New York is serving as
                                           the exchange agent in connection with
                                           the exchange offer.

Consequences of Failure to
     Exchange..........................    If you do not participate in the
                                           exchange offer, upon completion of
                                           the exchange offer, the liquidity of
                                           the market for your old notes could
                                           be adversely affected. See "The
                                           Exchange Offer--Consequences of
                                           Failure to Exchange."

Material Federal Income Tax
     Considerations....................    The exchange of old notes for
                                           registered notes should not be a
                                           taxable event for federal income tax
                                           purposes. See "Material Federal
                                           Income Tax Considerations."

                  Summary of the Terms of the Registered Notes

Issuer............................... Toys "R" Us, Inc.

Notes Offered........................ $250,000,000 aggregate principal amount of
                                      6.875% notes due 2006 and $500,000,000
                                      aggregate principal amount of 7.625% notes due 2011 each of which has been registered under the Securities Act.

Maturity............................. The 6.875% notes due 2006 will mature on
                                      August 1, 2006. The 7.625% notes due 2011 will mature on August 1, 2011.

Interest Rate........................ 6.875% per year with respect to the 2006 notes and 7.625% per year with respect to the 2011 notes.

Interest Payment Dates............... February 1 and August 1 of each year, beginning February 1, 2002.

Optional Redemption.................. We may redeem some or all of the registered notes at any time, at our
                                      option, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption or (2) the sum of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis, at the treasury rate plus (i) 25 basis points with respect to the 2006 notes or (ii) 30 basis points with respect to the 2011 notes, as the case may be, plus accrued and unpaid interest to the date of redemption. See "Description of the Registered Notes -- Optional Redemption."

Ranking.............................. The registered notes will be senior unsecured debt and will rank equally with all of our existing and future senior unsecured debt. The registered notes will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that indebtedness.

Certain Covenants.................... The indenture governing the notes contains covenants limiting our and our domestic
                                      subsidiaries' ability to:

                                      o   create liens; and

                                      o   engage in sale and leaseback
                                          transactions.

                                      These covenants are subject to important exceptions and qualifications described under "Description of the Registered Notes--Certain Covenants."

Use of Proceeds...................... We will not receive any cash proceeds upon the completion of the exchange offer.

Form of Registered Notes............. The registered notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes--Form of Registered Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.


Risk Factors......................... You should refer to the section entitled
                                      "Risk Factors" for an explanation of the material risks of participating in the exchange offer and investing in the notes.

                                  RISK FACTORS

         Before you participate in the exchange offer, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

         Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

         Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

There may be no active trading market for the registered notes to be issued in the exchange offer.

         The registered notes are a new issue of securities for which there is no established market. We cannot assure you with respect to:

         o the liquidity of any market for the registered notes that may develop;

         o  your ability to sell registered notes; or

         o  the price at which you will be able to sell the registered notes.

         If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated.

                               THE EXCHANGE OFFER

Purpose and Effect

         We issued the old notes on July 24, 2001 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and the effectiveness of the registration statement, assuming we complete the exchange offer within 30 business days of the date that the registration statement is declared effective, we will not be required to pay any additional cash interest on the notes.

         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

         (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

         (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

         (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

         If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

         If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the notes covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the notes were originally issued or (c) the date on which all the notes registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "--Procedures for Tendering."

Consequences of Failure to Exchange

         After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

         The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

         As of the date of this prospectus, $250.0 million in aggregate principal amount of 6.875% notes due 2006 were outstanding and $500.0 million in aggregate principal amount of 7.625% notes due 2011 were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

         We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

         You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses" below.

Expiration Date; Amendments

         The exchange offer will expire at 5:00 p.m., New York City time, on , 2001, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond February 19, 2002. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

         We also reserve the right, in our sole discretion,

                  (1) to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent, or

                  (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

         We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

     Book-Entry Interests

         The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

         If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

                  (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                  (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

         In addition, in order to deliver old notes held in the form of book-entry interests:

                  (1) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

                  (2) you must comply with the guaranteed delivery procedures described below.

         The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

     Certificated Old Notes

         Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated old notes:

         (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or

         (2) you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

         If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

         (1)      old notes tendered in the exchange offer are tendered either

                  (A) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

                  (B)      for the account of an eligible institution; and

         (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

         If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

         If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

         We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

         You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

                  (1)      you improperly tender your old notes;

                  (2) you have not cured any defects or irregularities in your tender; and

                  (3) we have not waived those defects, irregularities or improper tender.

         The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

         In addition, we reserve the right in our sole discretion to:

                  (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

                  (2)      terminate the exchange offer; and

                  (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

         The terms of any of these purchases or offers could differ from the terms of the exchange offer.

         By tendering, you will represent to us that, among other things:

                  (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

                  (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

                  (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and

                  (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

         In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

     Guaranteed Delivery Procedures

         If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

                  (1)      you tender through an eligible financial institution;

                  (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

                  (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

         The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

                  (1)      your name and address;

                  (2)      the amount of old notes you are tendering; and

                  (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

                           (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

                           (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

                           (C) any other documents required by the letter of transmittal.

Book-Entry Transfer

         The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

         If one of the following situations occur:

                  (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

                  (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

         You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

         For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

         The notice of withdrawal must:

                  (1)      state your name;

                  (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

                  (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

                  (4) specify the name in which the old notes are to be registered, if different from yours.

         We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

         Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

                  (1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

                  (2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

         These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

         In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

         The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

         We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail:

                              The Bank of New York
                      Attention: Reorganization Department
                          101 Barclay Street, Floor 7-E
                               New York, NY 10286

                        By Hand or by Overnight Courier:

                              The Bank of New York
                        Attention: Reorganization Section
                               101 Barclay Street
                         Corporate Trust Services Window
                                  Ground Level
                               New York, NY 10286

By Facsimile: (212) 815-6339                        By Telephone: (212) 815-3750
Attention: Reorganization Section

         The exchange agent also acts as trustee under the indenture.

Fees and Expenses

         We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

         We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

         You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

         We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization as of August 4, 2001 on an actual basis.


                                                                                         As of
                                                                                    August 4, 2001
                                                                                    ---------------
                                                                                     (in millions)
                                                                                      (unaudited)

Current debt
  Short-term borrowings ........................................................    $           495
  Current portion of long-term debt ............................................                 38
                                                                                    ---------------

    Total current debt .........................................................                533
                                                                                    ---------------

Long-term debt
  Bonds and notes, less current portion ........................................              1,899
  Capital leases ...............................................................                 27
                                                                                    ---------------

    Total long-term debt (excluding current portion) ...........................              1,926
                                                                                    ---------------

Stockholders' equity
  Common stock .................................................................                 30
  Additional paid-in-capital ...................................................                439
  Retained earnings ............................................................              5,114
  Foreign currency translation adjustment ......................................               (240)
  Treasury shares, at cost .....................................................             (1,971)
                                                                                    ---------------

    Total stockholders' equity .................................................              3,372
                                                                                    ---------------

    Total capitalization .......................................................    $         5,831
                                                                                    ===============

                      SELECTED CONSOLIDATED FINANCIAL DATA

         We derived the selected consolidated financial data shown below, except for Total enterprise sales,(1) for the years ended February 3, 2001, January 29, 2000, January 30, 1999, January 31, 1998, and February 1, 1997 from our audited financial statements and for the six-month periods ended August 4, 2001 and July 29, 2000 from our unaudited financial statements. We believe that the unaudited financial statements from which we have derived this data include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly, in all material respects, our results of operations and financial condition as of and for the periods presented. You should read the following financial information in conjunction with the "Business" section, and our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus.

                                              Six Months Ended                              Fiscal Year Ended
                                           -----------------------    --------------------------------------------------------------
                                            August 4,    July 29,       Feb. 3,     Jan. 29,     Jan. 30,     Jan. 31,     Feb. 1,
                                            2001(2)        2000         2001(2)       2000         1999         1998        1997
                                           ----------   ----------    ----------   ----------   ----------   ----------   ---------
                                           (unaudited)  (unaudited)               (in millions)

Consolidated Operating Data:
  Total enterprise sales(1) ............   $    4,758   $    4,729    $   12,774   $   12,118   $   11,459   $   11,315   $  10,113
  Net sales ............................        4,082        4,313        11,332       11,862       11,170       11,038       9,932
  Depreciation and amortization ........          146          139           290          278          255          253         206
  Selling, general and administrative
    expenses ...........................        1,197        1,146         2,832        2,743        2,443        2,231       2,020
  Restructuring charge .................         --           --            --           --            294         --            60
  Equity in net earnings of Toys "R"
    Us--Japan ..........................            3            5            31         --           --           --          --
  Operating income (loss) ..............          (14)          74           426          520          (13)         844         754
  Interest expense, net ................           60           46           104           80           93           72          81
  Gain from initial public offering of
    Toys "R" Us--Japan .................         --            315           315         --           --           --          --
  Net earnings (loss) ..................          (47)         218           404          279         (132)         490         427

Ratio of Earnings to Fixed Charges(3)...         --(4)        6.88x         5.16x        5.55x        0.08x        9.43x       7.49x

Consolidated Balance Sheet Data
(at period end):
  Working capital ......................   $      713   $      228    $      556   $       35   $      106   $      579   $     619
  Property and equipment, net ..........        4,780        4,487         4,257        4,455        4,226        4,212       4,047
  Merchandise Inventories ..............        2,437        2,303         2,307        2,027        1,902        2,464       2,215
  Total assets .........................        8,216        7,943         8,003        8,353        7,899        7,963       8,023

  Accounts payable .....................        1,036        1,216         1,152        1,617        1,415        1,280       1,346
  Long-term debt .......................        1,926        1,131         1,567        1,230        1,222          851         909
  Stockholders' equity .................        3,372        3,447         3,418        3,680        3,624        4,428       4,191
  Total capitalization .................        5,831        5,367         5,142        5,209        5,025        5,434       5,539

-----------------

(1) Total enterprise sales includes sales by all stores, whether operated by us, by franchisees, licensees or under joint venture agreements. Total enterprise sales are included in our 2000 Annual Report to Stockholders.

(2) Results, other than total enterprise sales, reflect the deconsolidation of Toys "R" Us--Japan after its initial public offering in April 2000.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before minority interest and income taxes, (ii) interest expense, including the portion of rents representative of an interest factor, and (iii) amortization of debt issue costs, and (iv) the amount of the company's undistributed (income) losses of less than 50%-owned companies. Fixed charges consist of interest expense, amortization of debt issue costs, and the portions of rents representative of an interest factor.

(4) Earnings were insufficient to cover fixed charges for the six months ended August 4, 2001, therefore the ratio is less than 1 to 1 and is not shown.

                                    BUSINESS

Overview

         We are one of the world's leading retailers for toys, children's apparel and baby needs. As of February 3, 2001, we operated 1,581 retail stores consisting of 1,090 United States locations with 710 toy stores under the name "Toys "R" Us," 198 children's clothing stores under the name "Kids "R" Us," 145 infant-toddler stores under the name "Babies "R" Us" and 37 educational specialty stores under the name "Imaginarium." Internationally, we operated 491 toy stores, including franchised and licensed stores, under the name "Toys "R" Us." We also sell merchandise through our Internet sites at www.toysrus.com, www.babiesrus.com and www.imaginarium.com, and through mail order catalogues.

Business Strategy

         We seek to enhance our business by:

         Differentiating and strengthening our core merchandise content. We seek to differentiate ourselves and our core merchandise content from our competitors by offering our consumers exclusive products. For example, we have developed a proprietary brand of plush animals sold under the brand Animal Alley. We have entered into exclusive branded product agreements with Animal Planet, Home Depot, Scholastic and OshKosh B'Gosh, enabling us to offer our guests exceptional products they will not find anywhere else. We also seek to enhance our merchandise by pursuing vendor alliances for optimal product placement in our stores and by entering into cross promotional programs. For example, together with Universal Studios Consumer Products Group and Amblin Entertainment, we announced a three-year merchandise program to support the 20th anniversary of Steven Spielberg's E.T., The Extra Terrestrial, and Universal's re-release of the film in 2002. We intend to develop a full range of exclusive E.T. products across all of our divisions that we plan to launch worldwide.

         In addition to these vendor alliances, we also have our private label, first quality children's clothing--New Legends, Little Legends and Miniwear Classics--in our Kids "R" Us stores.

         We continually strengthen our "core merchandising content" (our top 1,500 selling items) to allow consistent comparable store for store sales performance and to lessen the dependence on "hot" merchandise items to drive our sales. By focusing on our core merchandise, we believe we will maintain strong relationships with our vendors by allowing them to better plan production and meet agreed upon delivery timetables. We believe this will ensure us a sufficient supply of core merchandise items and allow us to satisfy our consumer's demand for these items.

         Creating a more enjoyable shopping experience for our guests. We seek to create an atmosphere where it is fun to shop for both children and adults. We attempt to create this environment through enhanced presentation in our stores and by elevating the standards of our staff training to include product knowledge and selling skills.

         We recently launched a strategic initiative to convert existing Toys "R" Us stores into a new customer-focused "Mission Possible" format. This format is intended to present our merchandise in a more dynamic selling environment and make our stores more "shopper friendly." The format enhances store layout by creating lower gondolas, widening the aisles and reorganizing our merchandise in logical categories to improve shopping patterns. The new sales floor is extended by 20% and has a one-third reduction in the size of the backroom. This layout includes new concepts such as, "store within a store," Imaginarium shops and a "Teentronics" shop (electronic products aimed at teenagers), exclusive product areas featuring items such as "Animal Planet" and "Home Depot" merchandise, and enhanced training for store associates in product knowledge, sales and service. In conjunction with the layout and content changes, our stores also include more selling specialist employees available to enhance the shopping experiences for our guests.

         We intend to convert approximately 250 additional existing traditional format stores to the Mission Possible format in 2001. As of February 3, 2001, 165 of our 710 U.S. stores have been converted. As a result, approximately 415 stores, or almost 60% of the division's stores, will be operating in the Mission Possible format by the 2001 holiday season.

         Expanding our on-line services. We are committed to offering our shoppers even greater convenience by enhancing our online retailing services. On August 9, 2000, Toysrus.com entered into a 10-year strategic alliance with Amazon.com to create a co-branded toy and video game on-line store, which was launched on September 14, 2000 and a co-branded baby products on-line store launched in May 2001.

         Maintaining a flexible distribution system that ensures consistent in-stock positions for our stores. We believe that our warehouse/distribution system and our ownership of a majority of the trucks we use to distribute our merchandise provides us maximum efficiency and flexibility to maintain our stores' inventory levels. We utilize a computerized inventory system, which enables us to constantly monitor the current activity and inventory in each region and in each store. This system permits us to allocate merchandise to stores and keep them adequately stocked. Furthermore, we have accelerated the implementation of our major initiative to improve our supply chain management, which is aimed at optimizing our inventory assortment and presentation. We are also expanding our automated replenishment system to maximize inventory turnover.

         Our distribution centers employ warehouse management systems, radio frequency technology and material handling equipment that help to minimize overall inventory levels and distribution costs while maintaining optimal in-stock inventory positions at the store level. We intend to enhance our warehouse systems to allow distribution centers to service more stores than they presently do, which we believe will enable us to distribute merchandise more efficiently. Our distribution centers perform product processing and ticketing activities to improve labor efficiency and to allow store employees to concentrate on guest service and store presentation.

Operations

Toys "R" Us--United States

         In the United States, we operate Toys "R" Us stores in 49 states and Puerto Rico. We sell toys, games, bicycles, sporting goods, VHS video tapes, electronic and video games, small pools, books, infant and juvenile furniture and electronics, as well as educational and entertainment computer software for children.

         To further enhance the shopping experience of our guests, we utilize a merchandise "world" concept in our Toys "R" Us stores in the United States. Each "world" has a unique customer franchise from juvenile to electronics and video products. Each "world" establishes its own business plan and has a complete support team to develop its business from product sourcing to advertising and promotion. The "worlds" presently are:

         o R Zone (video, electronics, computer software, related products);

         o        Action Central (vehicles, action figures, etc.);

         o Dolls and Dress up (collectibles, accessories and lifestyle products);

         o Seasonal (Christmas, Halloween, summer, bikes, sports, playsets, etc.);

         o        Juvenile (baby products and newborn to age 4 apparel); and

         o Learning Center (educational and developmental products, accessories, games and puzzles).

         As of February 3, 2001, Toys "R" Us operated 710 toy stores in the United States, 436 of which are owned and 274 are leased and 11 distribution centers in the United States, 6 of which are owned and 5 are leased. These stores conform to the prototypical designs consisting of approximately 30,000 to 45,000 square feet of space and are typically freestanding units or located in strip centers in the United States. This division also operates 37 Imaginarium stores, all of which are leased. The distribution centers average approximately 464,000 square feet each in size and are strategically located throughout the United States to efficiently service our stores. We opened 3 new toy stores while closing 3 stores in 2000 in the United States.

Toys "R" Us--International

         Toys "R" Us--International operates, franchises or licenses toy stores in 27 countries outside the United States. In 2000, we celebrated our 15th anniversary in the United Kingdom and our 10th anniversary in France. Our International stores generally conform to traditional prototypical designs similar to those used in our Toy "R" Us stores in the United States. We intend to introduce new proprietary brands and shopping "worlds" that have been successful in the United States within some International store locations in 2001. In April 2000, we completed the initial public offering of Toys "R" Us--Japan. At the completion of the initial public offering, we received net proceeds of $267 million. As a result of this transaction, our ownership interest in the common stock of Toys "R" Us--Japan was reduced from 80% to 48%. Toys "R" Us--Japan continues to be a licensee of Toys "R" Us and we continue to receive royalties from Toys "R" Us--Japan.

         As of February 3, 2001, we operated 279 stores, excluding 212 franchised or licensed stores, 107 of which are owned and 172 are leased. Toys "R" Us--International also operates 6 distribution centers, 4 of which are owned and 2 are leased. We added 31 new toy stores, including franchised or licensed stores, while closing 2 stores in 2000. Utilizing demographic data to determine which markets to enter, we intend to add approximately 20 new toy stores in 2001, including approximately 17 franchised or licensed stores.

Kids "R" Us

         Kids "R" Us children's clothing stores feature brand name and private label, first quality children's clothing. These stores conform to prototypical designs consisting of approximately 15,500 to 21,500 square feet of space and are typically freestanding units or located in strip centers in the United States. As of February 3, 2001, Kids "R" Us operated 198 stand-alone children's clothing stores, 101 of which were owned and 97 were leased. Kids "R" Us also operates 4 distribution centers, of which 2 are owned and 2 are leased. Kids "R" Us is also responsible for the merchandising of apparel sections in Toys "R" Us/Kids "R" Us combo stores.

         In November 2000, we opened a new store prototype in Freehold, New Jersey incorporating significant design changes from a traditional Kids "R" Us apparel store. In an effort to improve guest satisfaction, Kids "R" Us is also testing a "Lifestyle Shop" concept in some of our stores. These sections are filled with an assortment of non-apparel merchandise such as fashion accessories, bath and body products, cosmetics, home decor, kids' electronics, Animal Alley plush merchandise and other items. Approximately 100 Lifestyle Shops will be created in Kids "R" Us stores in 2001. Apparel also continues to be a key element of the Mission Possible combo store format and Babies "R" Us shopping experiences.

Babies "R" Us

         Babies "R" Us stores target the pre-natal to preschool market by offering up to 40 room settings of juvenile furniture such as cribs and dressers as well as playyards, bumper seats, high chairs, strollers, car seats, infant, toddler and preschool toys, infant plush toys, and gifts. As of February 3, 2001, Babies "R" Us operated 145 juvenile retail stores, 34 of which are owned and 111 are leased. All Babies "R" Us stores devote over 5,000 square feet to specialty name brand and private label clothing and a wide range of feeding supplies, health and beauty aids and infant care products. In addition, a computerized baby registry service is offered. Babies "R" Us registers more expectant parents than any other retailer in the domestic market. The Babies "R" Us stores are designed with low profile merchandise displays in the center of the stores providing a sweeping view of the entire merchandise selection.

         As part of our long-range growth plan for this successful concept, approximately 20 new Babies "R" Us stores will have been opened by the end of the 2001 fiscal year.

Toysrus.com

         Toysrus.com sells merchandise directly to the public via the Internet at www.toysrus.com and www.babiesrus.com. We opened our virtual doors to the public in June 1998. A redesigned toysrus.com website was launched in May 1999. In July 2000, we launched babiesrus.com, which specializes in baby and infant products. In order to provide optimal customer service and order fulfillment in the rapid growth and highly seasonal on-line toy retail business, we entered into a strategic alliance with Amazon.com and a co-branded toysrus.com store was launched in September 2000. This co-branded store offers a broad selection of toys, games, video game software, video game hardware and more. In May 2001 a redesigned co-branded babiesrus.com was also launched. We believe the Internet poses substantial opportunities as a medium for retail commerce. We plan to continue strategic investments in Toysrus.com to capitalize on our brand names, brick and mortar assets, SOFTBANK's internet experience and the strength of Amazon.com's internet presence and distribution capabilities. By capitalizing on the strengths of each of these organizations, we believe we will achieve the goal of making Toysrus.com the global leader in the on-line retail market for toys and children's and baby products.

                                   MANAGEMENT

         The names of our executive officers, directors and senior officers and their respective ages and positions are as follows:


Name                                   Age   Position
---------------------------------------------------------------------------------------------------------
Charles Lazarus...................     78    Director, Chairman Emeritus of the Board

John H. Eyler, Jr.................     54    Director, President, Chief Executive Officer and Chairman of
                                             the Board

Michael G. Shannon................     50    President-Administration and Logistics

Francesa L. Brockett..............     41    Executive Vice President-Strategic Planning/Business
                                             Development

Michael D'Ambrose.................     44    Executive Vice President-Human Resources

James E. Feldt....................     47    Executive Vice President and President-Merchandising and
                                             Marketing of Toy "R" Us-United States Division

Christopher K. Kay................     48    Executive Vice President-General Counsel and Corporate
                                             Secretary

Warren F. Kornblum................     49    Executive Vice President-Worldwide Marketing and Brand
                                             Management

Louis Lipschitz...................     56    Executive Vice President-Chief Financial Officer

Richard L. Markee.................     48    Executive Vice President and President of Babies "R" Us
                                             Division and Chairman of Kids "R" Us Division

Gregory R. Staley.................     54    Executive Vice President and President of Toys "R" Us-United
                                             States Division

Dorvin D. Lively..................     43    Senior Vice President-Corporate Controller

Michael Goldstein.................     60    Director

RoAnn Costin......................     49    Director

Roger Farah.......................     48    Director

Peter A. Georgescu................     62    Director

Calvin Hill.......................     54    Director

Nancy Karch.......................     54    Director

Shirley Strum Kenny...............     67    Director

Norman S. Matthews................     68    Director

Arthur B. Newman..................     58    Director

         Charles Lazarus has served as a director since 1969 and as our Chairman Emeritus of the Board since February 1998. Mr. Lazarus is our founder and formerly served as our Chairman of the Board since prior to 1996 to February 1998. Mr. Lazarus also serves as a director of Loral Space and Communications Ltd.

         John H. Eyler, Jr. has been a director and our President and Chief Executive Officer since January 2000. In addition, Mr. Eyler was named Chairman of our Board of Directors on June 6, 2001. From 1992 to January 2000, he served as Chairman and Chief Executive Officer of FAO Schwarz. He also serves as a director of Donna Karan International Inc.

         Michael G. Shannon has been employed by us since October 1998 and has been our President--Administration and Logistics since March 2000. From March 1999 to March 2000, he served as an Executive Vice President of Toys "R" Us and President of our United States division. From prior to January 1996 to October 1998, Mr. Shannon served as the President and Chief Financial Officer of Gayfer's /Maison Blanche.

         Francesa L. Brockett has been employed by us since September 1998 and has served as our Executive Vice President--Strategic Planning / Business Development since October 2000. From September 1998 to October 2000, she was our Senior Vice President--Strategic Planning / Business Development. From August 1997 to September 1998, she served as a Senior Vice President--Strategic Planning of Tricon Global Restaurants and from prior to January 1996 to August 1997 she served as Vice President--Business Development of Taco Bell Corporation.

         Michael D'Ambrose has been employed by us since April 2001. He serves as our Executive Vice President--Human Resources. From September 1997 to January 2001 he served as Senior Human Resources Officer for Citigroup, Inc. From prior to 1996 to September 1997 he served as Chief Operations Officer of Westwood One, Inc.

         James E. Feldt has been employed by us since March 1999 and was appointed Executive Vice President of Toys "R" Us and President--Merchandising and Marketing of our United States division in March 2000. From March 1999 to March 2000, he was Executive Vice President--Merchandising of our United States division. He was Executive Vice President--Merchandise and Marketing of Value City Department Stores from May 1997 to February 1999. From prior to January 1996 to April 1997, he was Executive Vice President--Merchandising, Allocation and Merchandise Distribution of Hills Department Stores.

         Christopher K. Kay has been our Executive Vice President--General Counsel and Corporate Secretary since September 2000. From April 1996 to September 2000, he was the founding partner of Kay, Gronek & Latham. From prior to January 1996 to April 1996, he was a partner at Foley & Lardner as well as Co-Chairman of Foley & Lardner's national antitrust litigation section.

         Warren F. Kornblum has been our Executive Vice President--Worldwide Marketing and Brand Management since March 2000. From January 1999 to March 2000, he was our Senior Vice President and Chief Marketing Officer. From November 1996 to January 1999, he was Managing Partner of Bozell Worldwide. Prior to January 1996 to November 1996, he was President, US Operations of Prism Communications.

         Louis Lipschitz has been employed by us for more than five years. He serves as our Executive Vice President and Chief Financial Officer

         Richard L. Markee has been employed by us for more than five years. Effective October 1999, he was appointed Chairman of the Kids "R" Us division. In February 1996, he became Executive Vice President of Toys "R" Us and has served as President of the Babies "R" Us division since its inception in September 1995. From prior to 1996 to October 2000, he also served as President of the Kids "R" Us division.

         Gregory R. Staley has been employed by us for more than five years. He has served as President of our United States division since March 2000 and as an Executive Vice President of Toys "R" Us since February 1996. From August 1995 to February 2000, he served as President of our International division .

         Dorvin D. Lively has been employed by us as Senior Vice
President--Corporate Controller since January 2001. From October 1998 to January 2001, he was Vice President--Corporate Controller of Readers Digest Corporation. From prior to January 1996 to September 1998, he was Chief Financial Officer of Silverado Foods, Inc.

         Michael Goldstein has served as a director since 1989 and as Chairman of the Board from February 1998 to June 2001. From September 1999 to January 2000, Mr. Goldstein was our Chief Executive Officer. He also served as our Vice Chairman of the Board and Chief Executive Officer since prior to 1996 to February 1998. He also serves as a director of United Rental Group Inc. and Finlay Enterprises, Inc.

         RoAnn Costin has served as a director since June 1996. She has served as the president of Reservoir Capital Management, Inc. since prior to 1996.

         Roger Farah has served as a director since September 2001. He has been President and Chief Operating Officer of Polo Ralph Lauren and a member of Polo Ralph Lauren's board of directors since April 2000. From 1994 until joining Polo Ralph Lauren, Mr. Farah was Chairman of the Board and Chief Executive Officer of Venator Group, Inc.

         Peter A. Georgescu has served as a director since September 2001. He has been Chairman Emeritus of Young & Rubicam Inc. since January 2000. He served as the Chairman and Chief Executive Officer of Young & Rubicam from 1994 until January 2000. He also serves as a director of Levi Straus & Co., Briggs & Stratton Corp. and International Flavors & Fragrances, Inc.

         Calvin Hill has served as a director since 1997. Mr. Hill has been an independent consultant since prior to 1996 and serves as a director of the March of Dimes and The Special Olympics.

         Nancy Karch has served as a director since December 2000. From 1988 to 2000 she served as a director (Senior Partner) of McKinsey & Company and currently serves as a member of the McKinsey Advisory Council. She also serves as a director of Liz Claiborne, Garden Ridge Corporation and the Westchester Land Trust.

         Shirley Strum Kenny has served as a director since 1990. She has served as the President of the State University of New York at Stony Brook since prior to 1996. She also serves a director of Computer Associates International, Inc.

         Norman S. Matthews has served as a director since 1996. Mr. Matthews is an independent retail consultant since prior to 1996. From 1983 to 1988 he was the Vice Chairman of the Board of Federated Department Stores and from 1987 to 1988 served as its President. He is the Chairman of Galyan's Trading Co. He also serves as a director of Lechter's Inc., Finlay Enterprises, Inc., Progressive Corp. and Sunoco, Inc.

         Arthur B. Newman has served as a director since 1997. Mr. Newman has been a Senior Managing Director of The Blackstone Group L.P. since prior to 1996.

                       DESCRIPTION OF THE REGISTERED NOTES

         The following description is only a summary of certain provisions of the indenture and the registered notes that we consider material. You can receive a copy of the indenture upon request to us at the address set forth under "Where You Can Find More Information."

General

         We will issue the registered 2006 notes and the registered 2011 notes under the indenture, between us and The Bank of New York, as trustee, that we entered into in connection with the issuance of the old notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

         The registered 2006 notes will be issued in an initial aggregate principal amount of $250.0 million. The registered 2006 notes will mature on August 1, 2006. Interest on the registered 2006 notes will accrue at the rate of 6.875% per annum.

         The registered 2011 notes will be issued in an initial aggregate principal amount of $500.0 million. The registered 2011 notes will mature on August 1, 2011. Interest on the registered 2011 notes will accrue at the rate of 7.625% per annum.

         We will pay interest on the registered notes semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 2002, to the holders of record of the registered notes on the immediately preceding January 15 and July 15.

         The registered notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt. The notes will be effectively subordinated in right of payment to our existing and future senior secured indebtedness to the extent of the assets securing that indebtedness.

         We may from time to time, without notice to or consent of the holders, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby shall form a single series.

         The registered notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Optional Redemption

         We may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

o 100% of the principal amount of the notes plus accrued and unpaid interest thereon to the date of redemption; or

o the sum of the remaining scheduled payments of principal of and interest on the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to its present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as determined by the Quotation Agent, plus
         (i) 25 basis points with respect to the 2006 notes or (ii) 30 basis points with respect to the 2011 notes, as the case may be, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

         "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.


         "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

         "Quotation Agent" means the Reference Treasury Dealer appointed by us.

         "Reference Treasury Dealer" means (i) each of J.P. Morgan Securities Inc., and its successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us. However, if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

         The indenture contains certain covenants, including, among others, the following;

Limitations on Liens

         The indenture provides that we will not, and will not permit any of our Domestic Subsidiaries, directly or indirectly, to issue, assume or guarantee any Debt if that Debt is secured by any Lien upon any Principal Property of ours or of any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the notes equally and ratably with that Debt. The foregoing restriction does not apply to:

         (1) Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after July 24, 2001, which are created or assumed contemporaneously with or within three years (four years in the case of Liens on warehouses and distribution centers) after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year (or four-year) period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

         (2) Liens existing on any property, shares of stock or Indebtedness acquired from a Person merged with or into us or a Domestic Subsidiary;

         (3) Liens on property of any corporation existing at the time it becomes a Domestic Subsidiary;

         (4) Liens to secure Debt of a Domestic Subsidiary owed to us or Debt of one of our Domestic Subsidiaries owed to another Domestic Subsidiary;

         (5) Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to the Liens;

         (6)      any Lien existing on July 24, 2001; or

         (7) Liens for the sole purpose of extending, renewing or replacing Debt secured by any Lien referred to in the foregoing clauses
                  (1) to (6), inclusive, provided, however, that the principal amount of Debt secured by that Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

         The limitation on liens shall not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of ours and our Domestic Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Value of Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above and other than Sale and Leaseback Transactions as to which application of amounts have been made in accordance with clause (c) under "Limitations on Sale and Leaseback Transactions"), does not exceed the greater of 10% of Consolidated Net Tangible Assets or 15% of Consolidated Capitalization.

Limitations on Sale and Leaseback Transactions

         We and our Domestic Subsidiaries are prohibited from entering into Sale and Leaseback Transactions unless the net proceeds of the Sale and Leaseback Transaction are at least equal to the sum of all costs incurred by us or any Domestic Subsidiary in connection with the acquisition of, and construction of any improvement on, the Principal Property to be leased and either:

         (a) we or the Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the notes, pursuant to clause (1) under "Limitations on Liens"; or

         (b) the Value thereof would be an amount permitted under the last sentence under "Limitations on Liens"; or

         (c) we or the Domestic Subsidiary shall, within 120 days of the effective date of any such arrangement (or, in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period) apply an amount equal to the proceeds from such sale and leaseback relating to such Principal Property:

                  (i) to the payment or other retirement of Debt that ranks senior to or equal with the notes or of Debt incurred or assumed by us (other than, in either case, Debt owed by us or any Subsidiary); or

                  (ii) to the purchase of other Principal Property.

Merger, Consolidation, or Sale or Conveyance of Assets

         We may not consolidate or merge with or into any other Person or sell, assign, convey or transfer or otherwise dispose of all or substantially all of our properties and assets to any Person, unless:

         (1) the successor Person shall be a Person (if not Toys "R" Us) organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium on, and interest on the notes and the performance of every covenant in the indenture on our part;

         (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

         (3) we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with clauses (1) and (2) above.

         In the case of any consolidation, merger, conveyance or transfer, the successor Person will succeed to and be substituted for Toys "R" Us as obligor on the notes, with the same effect as if it had been named in the indenture as Toys "R" Us.

Events of Default and Remedies

         Each of the following is an event of default with respect to the registered 2006 notes or the registered 2011 notes, as the case may be:

         (1) default for 30 days in the payment of interest on the registered 2006 notes or the registered 2011 notes, as the case may be;

         (2) default in payment when due of principal of, or premium, if any, on the registered 2006 notes or the registered 2011 notes, as the case may be;

         (3) our failure to comply with any covenant or warranty in the indenture for a period of 90 days after notice is provided to us by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes; and

         (4) certain events of bankruptcy, insolvency and reorganization with respect to us.

         If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (or in the case of an event of default specified in clauses (1) or (2) above, the holders of not less than 25% in the aggregate amount of the registered 2006 notes or the registered 2011 notes, as the case may be) may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable immediately; however, in the case of Event of Defaults specified in clauses (3) and (4) upon certain conditions such declarations may be annulled and past defaults may be waived (except for defaults in the payment of principal, any premium on, or any interest on the notes) by the holders of a majority of the aggregate principal amount of notes then outstanding.

         Subject to certain limitations, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may, upon the advice of counsel refuse to follow any direction that conflicts with the law or the indenture or that the trustee determines is unduly prejudicial to the holders or that would involve the trustee in personal liability.

         The indenture provides that if an uncured default is known to the trustee, the trustee must give to each holder notice of the default within 90 days after it occurs, except that with respect to an Event of Default described in clause (3) above, no such notice shall be given until at least 90 days after the occurrence of such default. However, in the case of default in the payment of principal of, any premium on, or interest on any note, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating that to the best of the knowledge of the signatory we are not in default in the performance and observance of the terms of the indenture or, if we are in default, specifying such default.

Modifications
         The indenture or the rights of the holders may be modified by us and the trustee with the consent of at least a majority of the aggregate principal amount of the outstanding notes (it being understood that the holders of the 2006 notes and the 2011 notes will vote together as one class). However, no such modification shall, without the consent of each holder affected thereby:

      o change the stated maturity of the principal of, or any premium on, or any installment of interest on, any notes;

      o reduce the principal amount of, premium, if any, or interest on any notes;

      o reduce the amount payable upon the redemption of the note or change the time at which any note may be redeemed;

      o change the method or date of computing the amount of principal of or interest on the notes;

      o change the place or currency of payment of principal of or interest on the notes;

      o impair the right to institute suit for the enforcement of any payment on or after the stated maturity date or redemption date;

      o reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for the waiver of certain defaults; or

      o modify any of the provisions of certain sections of the indenture including the provisions summarized by this paragraph.

Defeasance and Discharge

         The indenture provides that we will be Discharged from all obligations in respect of the notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and old moneys or payment in trust) if we have irrevocably deposited with the trustee, in trust for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Governmental Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, on the outstanding notes on the stated maturity date or any redemption date selected by us.

         The defeasance and discharge will become effective after we, among other things, have delivered to the trustee an opinion of counsel confirming that the deposit and related defeasance will not cause the holders of the notes to recognize gain or loss for federal income tax purposes, or a copy of a ruling or other formal statement or action to such effect received from or published by the Internal Revenue Service.

Defeasance of Certain Obligations

         The indenture provides that we may at our option omit to comply with the restrictive covenants of the indenture described above under "Certain Covenants" if we have irrevocably deposited with the trustee, in trust for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Governmental Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on the outstanding notes on the stated maturity date or any redemption date selected by us.

         Despite such deposit and covenant defeasance, our primary liability to pay all outstanding notes shall survive until the payment of all principal thereof and interest due thereon.

Concerning the Trustee

         The Bank of New York is the Trustee under the indenture and is an affiliate of BNY Capital Markets, Inc., one of the initial purchasers in the original private placement of the old notes.

         The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. The trustee will be under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is assured to it.

Certain Definitions

         "Consolidated Capitalization" means the total of all the assets appearing on the Consolidated Balance Sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; and (B) deferred income taxes.

         "Consolidated Net Tangible Assets" means the total of all the assets appearing on the Consolidated Balance Sheet of the Company and its Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Company.

         "Debt" means indebtedness for money borrowed.

         "Discharged" means, that we shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the Indenture relating to the notes (and the trustee, at our expense, shall execute proper instruments acknowledging the same), except (A) rights of registration of transfer and exchange, and our right of optional redemption, if any; (B) substitution of mutilated, defaced, destroyed, lost or stolen notes; (C) rights of holders to receive from the defeasance trust, payments of principal of, and premium (not relating to optional redemption), if any, and interest on the notes; (D) the rights, obligations and immunities of the trustee under the indenture and (E) the rights of the holders as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

         "Domestic Subsidiary" means a Subsidiary formed under the laws of, or conducting its principal operations within, the United States or any State or territory thereof.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

         "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Principal Property" means any real property or any permanent improvement thereon owned by the Company or any Domestic Subsidiary including, without limitation, any store, warehouse, manufacturing facility or plant.

         "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to the Company or any Domestic Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between the Company and a Subsidiary or between Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Domestic Subsidiary to such Person.

         "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

         "Value" means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the sum of all costs of the Company or any Domestic Subsidiary incurred in connection with the acquisition of such property and the construction of any improvements thereon, as determined in good faith by the Company or such Domestic Subsidiary at the time of entering into such Sale and Leaseback Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Leaseback Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

Form of Registered Notes

         The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

         Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

         (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

         (2) we provide for the exchange pursuant to the terms of the indenture, or

         (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

         As of the date of this prospectus, no certificated notes are issued and outstanding.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

         o tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

         o tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

         o tax consequences to holders whose "functional currency" is not the U.S. dollar;

         o tax consequences to persons who hold notes through a partnership or similar pass-through entity;

         o U.S. federal gift tax, estate tax (except as to non-United States holders) or alternative minimum tax consequences, if any; or

         o        any state, local or foreign tax consequences.

         The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

         The exchange of your old notes for registered notes in the exchange offer should not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there should be no change in your tax basis and your holding period should carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes should be the same as those applicable to your old notes.

         The preceding discussion of certain U.S. federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the exchange offer will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         Our financial statements as of February 3, 2001 and January 29, 2000 and for each of the years in the three-year period ended February 3, 2001 incorporated by reference in our Annual Report on Form 10-K for the year ended February 3, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     [LOGO]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against liabilities, costs and expenses actually and reasonably incurred by him in his capacity as a director or officer or arising out of such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court, after exhaustion of all appeals, to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.

         Section 102(b)(7) of the DGCL permits a corporation to relieve its directors from personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) intentional misconduct or knowing violation of law, (iv) willful or negligent violations of certain provisions of the DGCL (Sections 174, 160 and 173) imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) any transaction from which the director derived an improper personal benefit.

         The above provisions of the DGCL are non-exclusive.

         Our Restated Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under the DGCL. Indemnification and Insurance. The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our Restated Certificate of Incorporation provides that a director or officer who is a party to any action, suit or proceeding shall be entitled to be indemnified by the Company to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding.

         We have entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its future directors. Pursuant to such indemnification agreements, we have agreed to indemnify its directors against certain liabilities, including any liabilities arising out of this Registration Statement. We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to our officers and directors for certain liabilities.

Item 21. Exhibits and Financial Statement Schedule

Exhibit No.         Exhibit Description
-----------         -------------------
3.1                 Restated Certificate of Incorporation of Registrant (filed on January 2, 1996). Incorporated by reference to Exhibit
                    3.1 to the Form 8-B.

3.2                 Amended and Restated By-Laws of Registrant (as of January 1,
                    1996). Incorporated herein by reference to Exhibit 3.2 to the Form 8-B. An amendment dated March 11, 1997 to Amended and Restated By-Laws. Incorporated herein by reference to
                    Exhibit 3B to Registrant's Annual Report on Form 10-K for the year ended January 31, 1998.

4.1* Indenture, dated July 24, 2001 between the Registrant and The Bank of New York, as trustee.

4.2*                Form of Notes (included in Exhibit 4.1 hereto).

4.3* Exchange and Registration Rights Agreement, dated July 24, 2001, among the Registrant and J.P. Morgan Securities, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston Corporation, First Union Securities, Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and SG Cowen Securities Corporation.

5.1**               Opinion of Weil, Gotshal & Manges LLP.

12.1** Statement regarding calculation of ratio of earnings to fixed charges.

23.1*               Consent of Ernst & Young LLP.

23.2**              Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                    5.1 hereto).

24.1                Power of Attorney (included on signature page).

25.1** Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as trustee.

99.1**              Letter of Transmittal.

99.2**              Notice of Guaranteed Delivery.

-----------------

*  Filed herewith.
**  To be filed by amendment.

Item 22. Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The Registrant hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paramus, state of New Jersey, on this 20th day of November, 2001.

                                              TOYS "R" US, INC.


                                              By:  /s/  John H. Eyler, Jr.
                                                   ----------------------------
                                                   John H. Eyler, Jr., Chairman,
                                                   Chief Executive
                                                   Officer and President


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Louis Lipschitz and John H. Eyler, Jr. or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 20, 2001 in the capacities indicated.


SIGNATURE                              CAPACITY                            DATE
---------                              --------                            ----
/s/  John H. Eyler, Jr.       Chairman, Chief Executive Officer,      November 20, 2001
----------------------------  President and Director (Principal
     John H. Eyler, Jr.       Executive Officer)


/s/  Louis Lipschitz          Executive Vice President and Chief      November 20, 2001
----------------------------  Financial Officer (Principal
     Louis Lipschitz          Financial Officer)


/s/  Dorvin D. Lively         Senior Vice President and Corporate     November 20, 2001
----------------------------  Controller (Principal Accounting
     Dorvin D. Lively         Officer)


/s/  Charles Lazarus          Director, Chairman Emeritus             November 20, 2001
----------------------------
     Charles Lazarus

/s/  Michael Goldstein        Director                                November 20, 2001
----------------------------
     Michael Goldstein


/s/  RoAnn Costin             Director                                November 20, 2001
----------------------------
     RoAnn Costin

/s/  Roger Farah              Director                                November 20, 2001
----------------------------
     Roger Farah

/s/  Peter A. Georgescu       Director                                November 20, 2001
----------------------------
     Peter A. Georgescu

                              Director
----------------------------
     Calvin Hill

/s/  Nancy Karch              Director                                November 20, 2001
----------------------------
     Nancy Karch

/s/  Shirley Strum  Kenny     Director                                November 20, 2001
----------------------------
     Shirley Strum Kenny

                              Director
----------------------------
     Norman S. Matthews

/s/  Arthur B. Newman         Director                                November 20, 2001
----------------------------
     Arthur B. Newman



EXHIBIT INDEX

Exhibit No.         Exhibit Description
-----------         -------------------

3.1 Restated Certificate of Incorporation of Registrant (filed on January 2, 1996). Incorporated by reference to Exhibit
                    3.1 to the Form 8-B.

3.2                 Amended and Restated By-Laws of Registrant (as of January 1,
                    1996). Incorporated herein by reference to Exhibit 3.2 to the Form 8-B. An amendment dated March 11, 1997 to Amended and Restated By-Laws. Incorporated herein by reference to
                    Exhibit 3B to Registrant's Annual Report on Form 10-K for the year ended January 31, 1998.

4.1* Indenture, dated July 24, 2001 between the Registrant and The Bank of New York, as trustee.

4.2*                Form of Notes (included in Exhibit 4.1 hereto).

4.3* Exchange and Registration Rights Agreement, dated July 24, 2001, among the Registrant and J.P. Morgan Securities, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston Corporation, First Union Securities, Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc., Mizuho International plc, Salomon Smith Barney Inc. and SG Cowen Securities Corporation.

5.1**               Opinion of Weil, Gotshal & Manges LLP.

12.1** Statement regarding calculation of ratio of earnings to fixed charges.

23.1*               Consent of Ernst & Young LLP.

23.2**              Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                    5.1 hereto).

24.1                Power of Attorney (included on signature page).

25.1** Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as trustee.

99.1**              Letter of Transmittal.

99.2**              Notice of Guaranteed Delivery.

-----------------

*  Filed herewith.
**  To be filed by amendment.